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                                                                     Exhibit 5.1


                                David Goldberg
                          Vice President and Counsel
                            PS Business Parks, Inc.
                              701 Western Avenue
                        Glendale, California 91201-2397

                                 May 17, 1999



PS Business Parks, Inc.
701 Western Avenue
Glendale, California 91201-2397

Gentlemen:

     As Vice President and Counsel of PS Business Parks (the "Company"), I have examined (A) the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") on April 20, 1998, as amended through the date hereof (File No. 333-50463) and (B) the Registration Statement on Form S-3, which is expected to be filed by the Company with the Commission on or about the date of delivery of this opinion (collectively, the "Registration Statements"), which includes a Prospectus to be used in connection with securities registered under the Registration Statements (the "Prospectus"). The Prospectus relates to the offer and sale of up to $600,000,000 stated amount of (i) shares of common stock, par value $.01 per share (the "Common Shares"),
(ii) shares of preferred stock, par value $.01 per share (the "Preferred Shares"), (iii) shares of equity stock , par value $.01 per share (the "Equity Shares"), (iv) depositary shares (the "Depositary Shares") representing a fractional interest in a Preferred Share or an Equity Share and (v) warrants (the "Warrants").

     I am familiar with the proceedings taken or to be taken by the Company relating to the authorization and issuance of the Common Shares, the Preferred Shares, the Equity Shares, the Depositary Shares and the Warrants in the manner set forth in the Registration Statements. I have also examined the Company's Restated Articles of Incorporation and Restated Bylaws and have made such other investigation as I have deemed necessary in order to express the opinions contained herein.

     It is my opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of California.

     2. The Common Shares, the Preferred Shares, the Equity Shares, the Depositary Shares and the Warrants, when issued and delivered in the manner and on the terms described in the Registration Statements and payment of the agreed consideration therefor has been received by the Company, will be legally issued, fully paid and nonassessable.

     I hereby consent to the reference to me under the caption "Legal Opinions" in the Registration Statements and to the filing of this opinion as an exhibit to each of the Registration Statements or amendments thereto.

                                        Very truly yours,

                                        /s/ DAVID GOLDBERG

                                        DAVID GOLDBERG